EXHIBIT 1.1



                              CERTIFICATE OF TRUST
                                       OF
                                THE HENLOPEN FUND

             THIS CERTIFICATE OF TRUST is being duly executed and filed on behalf of the business trust formed hereby by the undersigned, all of the trustees of the Trust, to form a business trust pursuant to the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.).


                                    ARTICLE I

             The name of the business trust formed hereby is "The Henlopen Fund" (the "Trust").


                                   ARTICLE II

             The Trust is, or will become prior to the issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. Section Section 80a-1 et seq.).


                                   ARTICLE III

             The address of the registered office of the Trust in the State of Delaware is Suite 100, 400 West Ninth Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Michael L. Hershey.


                                   ARTICLE IV

             The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series. As provided in the Trust Instrument, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.


                                    ARTICLE V

             This Certificate of Trust shall become effective upon filing in the office of the Secretary of State of Delaware

             IN WITNESS WHEREOF, the undersigned have executed this Certificate of Trust as of this 16th day of September, 1992.

                                      THE HENLOPEN FUND
                                      (the "Trust")



                                      /s/  Michael L. Hershey
                                      Michael L. Hershey, as Trustee



                                      /s/  Robert J. Fahey, Jr.
                                      Robert J. Fahey, Jr., as Trustee



                                      /s/  Stephen L. Hershey
                                      Stephen L. Hershey, M.D., as Trustee



                                      /s/  P. Coleman Townsend, Jr.
                                      P. Coleman Townsend, Jr., as Trustee